Exhibit 99.1

July 26, 2012 - Transcript of Amkor Technology, Inc. Q2 Earning Conference Call

CORPORATE PARTICIPANTS

Ken Joyce Amkor Technology, Inc. - President, CEO

Joanne Solomon Amkor Technology, Inc. - EVP, CFO

CONFERENCE CALL PARTICIPANTS

Jeff Harlib Barclays Capital - Analyst

PRESENTATION

Operator

Good afternoon, ladies and gentlemen, and welcome to the Second Quarter 2012 Amkor Technology, Inc. Earnings Conference Call. My name is Diana and I will be the conference operator for today’s call. (Operator Instructions) This conference is being recorded today, Thursday, July 26, 2012, and will—it will run up to one hour. Before we begin this call, Amkor would like to remind you that there will be forward-looking statements made during the course of this conference call. These statements represent the current view of Amkor Management. Actual results could vary materially from such statements. Prior to this conference call, Amkor’s second quarter 2012 earnings release was filed with the SEC on Form 8-K. The earnings release together with Amkor’s other SEC filings contain information on risk factors, uncertainties, and expectations that could cause actual results to differ materially from Amkor’s current expectations.

I would like to turn the conference over to Mr. Ken Joyce, Amkor’s President and Chief Executive Officer. Please go ahead, sir.

Ken Joyce - Amkor Technology, Inc. - President, CEO

Thank you, Diana, and good afternoon, everyone. With me today is Joanne Solomon, our Chief Financial Officer. Today I’ll talk about our second quarter 2012 results and guidance for the third quarter. Joanne will then discuss our financial performance in more detail. And finally, we will open up the call for your questions.

To begin, second quarter sales of $687 million were up 5% from $655 million in the first quarter, and in line with our guidance. Our strong position in wireless communications continues to drive our business with notable strength in smartphones and tablets. As expected, our growth in this area during the second quarter was somewhat constrained due to the limited availability of 28 nanometer wafers and the softness in the end market demand for the less dominant OEMs that sell smartphones and tablets.

We also saw a seasonal increase in gaming, although in sourcing by an IDM customer and some softness in the gaming box market have contributed to lower growth levels than in prior years. And our networking business was up as we saw some signs of recovery in the market. We made good progress improving profitability in the quarter with initiatives focused on cost reduction and higher asset utilization at our factories.

After adjusting for the loss contingency accrual related to our arbitration proceedings with Tessera, our second quarter adjusted gross margin of 17% and adjusted earnings per share of $0.15 were also consistent with our expectations.

Looking ahead to the third quarter of 2012, our revenues are expected to be in the range of $700 million to $750 million, or up 2% to 9% from the second quarter. Third quarter gross margin is expected to be in the range of 17% to 19%. A seasonal increase in gaming, solid demand for wireless communications, and a continuing recovery in the networking sector are all expected to drive our growth in the quarter.

We are well positioned with the key chipmakers that sell into the markets for smartphones and tablets, and the wireless communications sector remains a strong strength for us going forward. Nonetheless, our growth in the third quarter is somewhat slower than anticipated due to worldwide macroeconomic uncertainties, the delay in the ramp of 28-nanometer wafer supply, and softness in the end market demand by the less dominant OEMs that sell smartphones and tablets.

In light of these developments, we are lowering our expectations for full year 2012 capital additions to around $500 million, down from $550 million. Our capital additions for the first half of 2012 totaled $273 million, and we are estimating capital additions of around $150 million for the third quarter of 2012, although some of that spending could move to the fourth quarter if the ramp of 28-nanometer wafer supply is pushed out further. In addition, we expect to have capital additions of $100 million for the acquisition of land related to our previously announced new factory and R&D center in Incheon, South Korea.

As we have stated many times in the past, the timing of our capital spending is driven by customer demand. Since our last call, this demand has shifted more towards the end of the year and beyond due to factors previously mentioned. We believe that we are investing in the right packaging and test technologies for the right customers and in the right markets, and that we and our customers are well positioned to take advantage of the exciting growth opportunities for smartphones and tablets.

Now with that, I would like to turn the call over to Joanne.

Joanne Solomon - Amkor Technology, Inc. - EVP, CFO

Thank you, Ken, and good afternoon, everyone. To begin, our second quarter revenues increased 5% sequentially to $687 million. We saw the expected seasonal increase in gaming and some growth in networking, which drove our ball grid array package sales up 17%.

Our lead frame packages grew 5%, primarily due to increases in automotive and industrial applications. Our chip scale package sales were essentially flat as we saw the softness in end market demand by the less dominant OEMs that sell smartphones and tablets, and delays in the ramp of 28-nanometer wafer supply. And finally, our test services were up 3% due to growth in networking and automotive.

The second quarter results included a charge relating to our arbitration with Tessera of $34 million, or $32 million net of tax, which is $0.13 per diluted share. Of the total accrual, $30 million was recorded as cost of goods sold and $4 million was recorded as interest expense. The final award in the arbitration could be more than the amount currently accrued and we may record additional charges as information develops or upon the issuance of the final award. Excluding this accrual, adjusted gross margin of 17% was consistent with our guidance.

As Ken mentioned, we made good progress improving profitability. Adjusted net income was $33 million in the second quarter, up from $12 million in the first quarter, and up from $14 million in the second quarter of 2011. Our operating expenses of $67 million were down from $71 million in the first quarter. The sequential decline was driven primarily by the restructuring costs that we incurred in Q1 as part of our cost reduction initiatives and the subsequent benefits seen in Q2 from these activities.

We expect operating expenses to be around $70 million for the third quarter. Other income and expense of $25 million of expense was up from $19 million of expense in the first quarter, due primarily to the $4 million of interest expense for the loss contingency accrual.

Other expense was down from $38 million in the second quarter of 2011, as the period included $16 million of premiums paid to retire debt.

We recognized an income tax benefit of $4 million in the second quarter, which was driven primarily by a discrete tax benefit relating to the release of a tax reserve established in the prior year. For the full year, we expect an effective tax rate of around 14%.

Moving on to our liquidity and capital structure, at June 30 we had $351 million in cash, total debt of $1.4 billion, and net debt of $1 billion. We were free cash flow negative in the second quarter by $25 million, and we expect to be free cash flow negative for the year. During the quarter, we successfully completed two debt transactions to help bolster our liquidity. We amended our revolver by increasing the size of the facility to $150 million, an increase of $50 million, lowered the interest rate and fees, and extended the maturity by two years to 2017.

We also entered into a new five-year $150 million loan in Korea, and in July we used $50 million of the proceeds from this loan to repay an existing Korean bank loan, leaving us with $100 million available to be drawn on this loan as needed over the next 12 months for capital additions.

We continually assess our liquidity needs based on our expectations regarding sales, costs, capital spending, and other contingencies, and we may from time to time look at additional transactions to enhance or improve our liquidity, such as refinancings that extend maturities and other financing alternatives.

With that, we’ll now open the call up for your questions. Operator?

QUESTIONS AND ANSWERS

Operator

(Operator Instructions) Our first question comes from the line of Jeff Harlib with Barclays. Please go ahead.

Jeff Harlib - Barclays Capital - Analyst

Hi. Good afternoon. Maybe Ken, can you talk a little bit about the smartphone and tablet business that you’re seeing and investing in, in terms of CapEx? And how should we look at that business in terms of capital intensity as well as margins compared to your overall average?

Ken Joyce - Amkor Technology, Inc. - President, CEO

The smartphones and tablets are a key strength for us. We continue to invest for that. I think we’re in with, like I say, with all the right customers. We’re certainly in within the principal player. The profitability in the smartphones and the tablets is really very solid. And the capital intensity, depending on the package that’s used on the phones, would vary. But it’s—if you’re on the wafer level processing type of products, your capital intensity is probably in the 15% to 17% range. If you’re on some of the wire bond products, it could be in the 10% to 14% range. And all these phones have varied packages that go into them, so there’s really a mix. There’s not a capital intensity per se. It’s a mix depending on the package mix that’s in there. We’re in there for everything from the RF to the apps processors to the base bands and the MEMS microphone. So we’re in there in many places. All require different capital intensity, but the capital intensity profile, once again, would go with the type of package.

Jeff Harlib - Barclays Capital - Analyst

Okay. And just maybe you can talk a little bit about the new—the plans for the new facility in Korea - what that should mean for your overall utilization, and what—just a little bit on that investment and how that will help the Company’s margins and efficiency, et cetera.

Ken Joyce - Amkor Technology, Inc. - President, CEO

Absolutely. The—what we have done so far is we’ve made a—we’re going to have a capital addition this year of $100 million and that’s for—to buy approximately 46 acres of land that’s in the Incheon area, so it’s really strategically located close to the airport, close to sea access, so really great transportation access to it. But more importantly, it’s a strategic long term decision. It’s a balance of the short term and the long term. Short term, there’s some—we’d be putting some money out the door. Our plans right now are for 2013 to be doing architectural drawings, start building out the facility in 2014. So probably production would start sometime in 2015 according to the plan.

This would be for our advanced packages. We have some operations in Korea that we could consolidate into here. And the other thing is that it’s strategically located where we can move our R&D center from where we have it now in Seoul into this area and attract the type of talent that we need. Korea has some of the absolutely best, most qualified packaging engineers in the world. We want to take advantage of that. We have a good relationship with them, so that’s really well positioned. And it will allow us to serve as—from Incheon in the north and we have another really nice facility in the south in Gwangju, which is—we call our K4 facility and the north K5, really gives us sufficient capacity to really grow in the smartphones and tablets areas, and the new technologies that are coming in, and the flip chip type of packaging that’s being used, and the wafer level CSP packaging, and Korea is just really good with that.

So it’s a more long term strategic—in the short term, once again, there’s a small investment. It will be two years before we start to bring that up in production.

Jeff Harlib - Barclays Capital - Analyst

Okay, good. And just lastly, CapEx model looking out into 2013 assuming a normal demand environment—and I don’t know how much you can provide on that, but—.

Ken Joyce - Amkor Technology, Inc. - President, CEO

—Well, it’s really too early to tell what’s going to happen in ‘14. It’s—with all the uncertainty on the macro clearly here in Q3 and Q4, it’s hard to say. But what we can say, and I feel very confident saying, is smart phones and tablets, the growth there looks pretty strong. And it’s going to continue to grow for years into the future. That’s a key position for us. I think we have the technology, we have the engineering, we have the customers. So we’re going to have good growth in there and we’ll have to support that, and we will support that with CapEx.

In terms of what the rest of the business is, Jim, I mean, Jeff, it’s really hard to talk about that at this point in the game. We’ll support our customers’ demands. That’s where we put capacity in place, and if there’s good solid demand opportunities, we’ll be investing for them.

Jeff Harlib - Barclays Capital - Analyst

Great, thank you.

Ken Joyce - Amkor Technology, Inc. - President, CEO

All right, Jeff.

Operator

Thank you. (Operator Instructions) And we have no further questions. You may continue.

Ken Joyce - Amkor Technology, Inc. - President, CEO

Okay. If we have no further questions, I think we’ll just close on the note that we said. Reiterating our guidance for the Q3 is that our net sales are $700 million to $750 million, up 2% to 9%, gross margin, 17% to 19%, and earnings per share, $0.10 to $0.20 per share. We’re excited as we move in. There are some trends that we have to look at on the macroeconomic uncertainties. We’re clearly hoping that the 28-nanometer shortage issues get resolved. The demand is still there. And we’re very confident that it will be resolved because some of the best industries—some of the best minds in our industry are focused on this. So I feel very confident there. And so, we feel good going into Q3. And actually, even if we looked out into Q4, we’re looking for some growth that we can get past these headwinds.

So with that, I’d like to thank everyone for participating with us today, and have a good day. Thank you.

Operator

Ladies and gentlemen, that does conclude the Amkor Technology, Inc. Second Quarter Earnings Conference Call. If you would like to listen to today’s replay, the phone number is 1-800-406-7325, access ID 4553664. Thank you and have a good day.